Filed pursuant to Rule 433 Registration Statement No. 333-140456 Dated September 13, 2007

Eksportfinans ASA
Final Terms and Conditions

EUR 1.250 billion Senior Unsecured 3-Year Bond

Issuer:	Eksportfinans ASA

Format:	SEC Registered Global Note

Issuer Rating:	Aaa / AA+ / AAA

Principal Amount:	EUR 1,250,000,000

Trade Date:	13 September 2007

Settlement Date:	20 September 2007

Maturity:	20 September 2010

Status:	Unsubordinated

Form:	Book-entry

Interest Payment Dates:	Annually on 20th September of each year, commencing on 20th September 2008

Business Day convention:	Following

Business Days:	TARGET, London and New York

Day count fraction:	Act/Act, unadjusted

Coupon:	4.375% Fixed

Re-offer spread vs. Mid Swap:	-3bps

Re-offer spread vs. Govt Benchmark:	OBL 3.250% 4/9/2010 #146 + 38.9 bps

Re-offer Price:	99.986%

Re-offer Yield:	4.380%

Fees (upfront):	0.075%

All-in Price:	99.911%

Net proceeds:	EUR 1,248,887,500

Denominations:	EUR 1,000 and multiples of EUR 1,000 thereafter

Leads:	Barclays Capital Goldman Sachs International Nordea Markets

Co-Lead Managers:	Banco Bilbao Vizcaya Argentaria, S.A. BNP PARIBAS Danske Bank NATIXIS RBC Capital Markets UBS Investment Bank

Documentation:	To be launched off the Issuer’s US MTN program

ISIN	XS0321678707

CUSIP	28264QKS2

Common code	032167870

Listing:	London Stock Exchange (regulated market)

Settlement:	DTC / Euroclear / Clearstream

Governing law:	New York

Expenses:	To be borne equally by the Lead managers. The Issuer to pay its own legal expenses.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll-free at 1-888-227-2275, requesting to be connected to Ext. 2663 or Goldman Sachs International toll-free at 1-866-471-2526.